Exhibit 4.28

EXECUTION VERSION

MEMBERS AGREEMENT

THIS MEMBERS AGREEMENT (this “Members Agreement”), dated as of August 5, 2011, is by and between Wells Fargo Container Corp. Ltd., an exempted company with limited liability incorporated under the laws of Bermuda (together with its successors and permitted assigns, “WFCC”), and Textainer Limited, an exempted company with limited liability incorporated under the laws of Bermuda (together with its successors and permitted assigns, “TL”).

RECITALS

WHEREAS, on or about the date of this Members Agreement, WFCC and TL will form TW Container Leasing, Ltd., an exempted company incorporated under the laws of Bermuda with limited liability (together with its successors and permitted assigns, the “Company”);

WHEREAS, WFCC and TL desire to set forth the general terms and conditions relating to the relationship of the Members with respect to their investment in the Company; and

WHEREAS, WFCC and TL may from time to time enter into one or more supplements to this Members Agreement setting forth such additional terms and conditions relating to (i) the investment by the Company in business opportunities or investments and (ii) specific management and operational obligations, rights or duties that shall be in effect with respect to such business or investment, and other items as shall be set forth therein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. For purposes of the Agreement, capitalized terms used in this Members Agreement without being defined in this Members Agreement shall have the meanings set forth in (i) the applicable Supplement and (ii) if not defined in a Supplement, in the Bye-Laws. In addition, the following terms shall have the following meanings:

“Additional Operations Capital Contribution”. This term shall have the meaning set forth in Section 3.1.

“Agreement”. (i) At any time when no Supplement to this Members Agreement is in effect, this Members Agreement shall constitute the “Agreement”; and (ii) at any time when any Supplement to this Members Agreement is in effect, each such Supplement, together with this Members Agreement as incorporated therein, shall constitute a separate and independent “Agreement” (provided that, in the event of a conflict, the terms of the Supplement shall govern over the terms of this Members Agreement with respect to the terms of the Agreement formed by such Supplement and this Members Agreement).

“Anti-Corruption Policy”. The anti-corruption policy of the Company, as in effect from time to time.

“Bankruptcy Proceeding or Action”. A voluntary or involuntary Proceeding under any applicable bankruptcy, winding up, insolvency, reorganization, debt arrangement, dissolution or other similar law for the relief of debtors now or hereafter in effect in any relevant jurisdiction, or the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or the like, for the Company or any substantial part of its property, or the making of any general assignment for the benefit of creditors, or the admission of the Company in writing of its inability to pay its debts generally as they become due, including but not limited to any Bankruptcy Event (as such term is defined in the Credit Agreement).

“Business Day”. Any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in New York, New York, USA or Hamilton, Bermuda are authorized or required by law to be closed.

“Business Line Entity”. Each Subsidiary of the Company in which a Line of Business is conducted (unless a Line of Business is conducted by the Company directly).

“Bye-Laws”. The bye-laws of the Company, adopted on August 5, 2011, as such bye-laws may be amended, restated or otherwise modified from time to time.

“Capital Contribution”. Any contribution of cash or other property made by, or on behalf of, a Member to the Company, including without limitation all Additional Operations Capital Contributions and contributions of “Additional Contribution Amounts” to the Company pursuant to any Supplement.

“Commitment Expiration Date”. September 1, 2021.

“Companies Act”. The Companies Act 1981 of Bermuda as amended or superseded from time to time.

“Company”. This term shall have the meaning set forth in the Recitals to this Members Agreement.

“Contribution Notice”. This term shall have the meaning set forth in Section 3.1.

“Dollars”. This term and the sign “$” mean lawful money of the United States.

“Governmental Authority”. Any of the following: (a) any national, state or other sovereign government, and any federal, regional, state, provincial, local, city government or other political subdivision, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Line of Business”. Each separate line of business or investment opportunity in which the Company may engage from time to time either directly or through a Business Line Entity.

“Management Agreement”. The Management Agreement, dated as of August 5, 2011, by and between the Manager and the Company, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Manager”. The Person performing the duties of the Manager under the Management Agreement; initially, TEML.

“Member”. Each of WFCC, TL and their respective successors and permitted assigns.

“OFAC”. The United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions”. The laws, rules and regulations promulgated or administered by OFAC to implement U.S. sanctions programs, including any enabling legislation or Executive Order related thereto.

“Person”. An individual, a partnership, a company, a corporation, a limited liability company, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity of any kind, or any Governmental Authority.

“Principal Terms”. With respect to any Line of Business, each of the following: (i) if such Line of Business is to be conducted in a separate Business Line Entity, the name and ownership structure of such Business Line Entity, (ii) the name or designation of such Line of Business, (iii) the amount and terms of the initial monetary investment by the Members in such Business Line Entity (if any) and/or Line of Business, (iv) the amount, terms and conditions of any incremental investment by the Members in such Business Line Entity (if any) and/or Line of Business, (v) the terms and conditions on which such Line of Business will be discontinued, terminated and/or sold and the process to be utilized in such discontinuation, and (vi) any other terms of the investment in such Business Line Entity (if any) and/or Line of Business.

“Proceeding”. Any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any court or other tribunal or Governmental Authority, or any arbitrator or arbitration panel.

“Sanctioned Country”. A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person”. Any of the following currently or in the future: (i) an individual, entity or vessel named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html and any entity in which such individual, entity or vessel owns, directly or indirectly, a fifty percent or greater interest, or (ii) (A) an agency or instrumentality of, or an entity owned and controlled by, the government of a Sanctioned Country, (B) an entity located in or organized under the laws of a Sanctioned Country, or (C) a national or permanent resident of, or a person located in, a Sanctioned Country, in the case of each of this clause (ii)(A) through (C), to the extent that such agency, instrumentality, entity or person is subject to a sanctions program promulgated or administered by OFAC.

“Securities Act”. The United States Securities Act of 1933, as amended from time to time.

“Shares”. The twelve thousand (12,000) common shares of the Company, par value $1.00 per share as described in the Bye-laws.

“Subsidiary”. With respect to each Person, any company, corporation, partnership, association, LLC, joint venture or other entity more than 50% of whose voting shares or membership interests is at the time owned by such Person directly or indirectly through one or more Subsidiaries.

“Supplement”. Any supplement to this Members Agreement describing the Principal Terms of a Line of Business issued pursuant to Section 1.3.

“TEML”. Textainer Equipment Management Limited, an exempted company with limited liability organized under the laws of Bermuda.

“TL”. This term shall have the meaning set forth in the preamble to this Members Agreement.

“WFCC”. This term shall have the meaning set forth in the preamble to this Members Agreement.

SECTION 1.2 Line of Business. The Members may from time to time cause the Company to engage, directly or through a Business Line Entity (if any), in one or more Lines of Business. The terms and conditions of such Line of Business shall be set forth in a separate Supplement executed by each of WFCC, TL and any other relevant Person. Each such Supplement shall set forth the Principal Terms and all other terms and conditions of each such Line of Business. In the event of any conflict between the terms of such Supplement and the terms of this Members Agreement, the terms of such Supplement shall control solely for the purposes of the Agreement with respect to the related Line of Business.

SECTION 1.3 Issuance of Supplement. On or before the commencement of any Line of Business, each of WFCC, TL and any other relevant Person will execute and deliver a Supplement which will specify the Principal Terms of the Line of Business. The terms of such Supplement may modify or amend the terms of this Members Agreement solely as applied to such Business Line Entity (if any) and Line of Business. The effectiveness of each Supplement is subject to the satisfaction of the following conditions:

(i) such Supplement shall set forth the Principal Terms of such Line of Business and shall have been executed and delivered by WFCC and TL;

(ii) the execution and delivery of such Supplement shall not result in a default under any other document to which the Company or any Business Line Entity (if any) is a party or by which their respective properties are bound;

(iii) such other conditions as shall be specified in the related Supplement; and

(iv) the Company shall have delivered to each of the Members an officer’s certificate that all of the conditions specified in clauses (i) through (iii) of this Section 1.3 have been satisfied.

ARTICLE II

INITIAL SUBSCRIPTION FOR SHARES

SECTION 2.1 Share Subscriptions. On the Closing Date, the Members shall cause the Company to issue (i) Nine Thousand (9,000) Shares to WFCC for a purchase price of Nine Thousand Dollars ($9,000) and (ii) Three Thousand (3,000) Shares to TL for a purchase price of Three Thousand Dollars ($3,000). The aggregate purchase price of such Shares shall equal the aggregate par value of such Shares.

ARTICLE III

ADDITIONAL OPERATIONS CAPITAL CONTRIBUTIONS

SECTION 3.1 Capital Contributions for Operations of the Company.

(a) Each of WFCC and TL hereby agrees, on a several basis, to make additional capital contributions to the Company solely to fund the ordinary and necessary organizational and operating expenses of the Company (each such capital contribution, an “Additional Operations Capital Contribution”). Such commitment to make Additional Operations Capital Contributions shall expire on the Commitment Expiration Date.

(b) Additional Operations Capital Contributions of each Member shall be made in accordance with the procedures set forth in Section 3.2.

SECTION 3.2 Procedures for Additional Operations Capital Contributions. The Manager shall promptly notify each of the Members in writing of the need for additional funds and the nature and amount of any expenditures to be paid therewith (a “Contribution Notice”). Subject to the conditions set forth in Section 3.4, within thirty (30) days of receipt of a Contribution Notice, each Member shall make an Additional Operations Capital Contribution in an amount equal to such Member’s Sharing Ratio of the amount of the requested funds. The proceeds of such Additional Operations Capital Contributions shall be applied to the related expenditures specified in the Contribution Notice.

SECTION 3.3 Status of Additional Operations Capital Contributions. All Additional Operations Capital Contributions made by the Members to the Company pursuant to this Article III shall be “contributed surplus” within the meaning of Section 54(2) of the Companies Act.

SECTION 3.4 Conditions to each Additional Operations Capital Contribution. No Member shall be required to make an Additional Operations Capital Contribution unless:

(a) The representations and warranties of each Member are true and accurate in all material respects on the date of such Additional Operations Capital Contribution, with the same effect as though made on that date (unless specifically stated to relate to an earlier date); and

(b) On the date of such Additional Operations Capital Contribution, each of the Members shall have complied in all material respects with its covenants set forth in this Members Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1 Representations and Warranties of Each Member. As of the date hereof, each Member, on a several basis with respect to itself, warrants and represents to the other parties hereto that:

(a) Such Member is a company or other entity duly organized and validly existing in compliance under the laws of its jurisdiction of incorporation or organization, with full corporate or other power and authority to own and operate its properties and to conduct its business as presently conducted in all material respects and to enter into and perform its obligations under the Agreement and the transactions contemplated hereby.

(b) Such Member has the corporate or other power and authority to execute and deliver the Agreement and to carry out its terms. The execution, delivery and performance of the Agreement have been duly authorized by such Member by all necessary corporate or other action.

(c) The Agreement, when duly executed and delivered by the other parties hereto, constitutes a legal, valid, and binding obligation of such Member enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(d) Such Member has acquired its Shares solely for its own account, for investment purposes only, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof as defined by the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer, pledge or grant a participation in the Shares issued or to be issued to such Member to such person or to any third Person;

(e) No form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) has been or will be used by such Member or any of its representatives in connection with the offer and sale of any of the Shares (as those terms are used in Regulation D under the Securities Act to such Member);

(f) Such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act;

(g) Such Member is aware that the Shares are highly speculative and that there can be no assurance as to what return, if any, there may be;

(h) Such Member is aware of the Company’s business affairs and financial condition; has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire its Shares or make the relevant Additional Operations Capital Contribution; and has received an opportunity to ask questions relating to the Company’s business, legal and financial affairs and to obtain all additional information which such Member or its personal representative or professional adviser requested;

(i) Such Member understands that the Shares have not been registered under the Securities Act or any other applicable securities law by reason of specific exemptions therefrom, which exemptions may depend upon, among other matters, the bona fide nature of such Member’s investment intent as expressed herein and the accuracy of such Member’s representations set forth herein; such Member further understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act and qualified under any applicable securities law or are exempt from such registration and such qualification is available;

(j) Such Member has by reason of such Member’s business or financial experience, the capacity to protect such Member’s own interest in connection with the transactions contemplated by the Agreement;

(k) No Person has acted, directly or indirectly, as a broker or finder for such Member in connection with the transactions contemplated by the Agreement and no Person is entitled to any fee or commission or similar payment in respect thereof;

(l) Such Member is able to bear the economic risk of its investment;

(m) Such Members have complied with, and will comply with, all laws applicable to them or to the conduct of their business; and

(n) Such Member is not a Sanctioned Person and has not been convicted of, pleaded guilty to, or been charged with, any offense involving fraud, corruption, or bribery in any jurisdiction or country.

SECTION 4.2 Covenants of the Members. Each Member, on a several basis with respect to itself (unless specifically stated below to apply only to a single Member, in which case the applicable covenant shall only be made by such Member), covenants to the other parties hereto that:

(a) Such Member shall use its best efforts to cause the Company and each Business Line Entity (if any) to conduct its business as if it were a “U.S. Person” or a “Person Subject to the Jurisdiction of the United States”, in each case, within the meaning of OFAC Sanctions.

(b) Such Member shall use its best efforts to cause the Company and each Business Line Entity (if any) not (i) to conduct its business in any manner that would violate the laws of the United States, (ii) to derive any of its assets or operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country, unless otherwise authorized by OFAC Sanctions or by a license issued by OFAC, or (iii) to violate the provisions of the U.S. Comprehensive Iran Sanctions, Accountability, and Investment Act of 2010 (“CISADA”).

(c) Such Member, by its execution of the Agreement, hereby instructs and grants to the Tax Matters Member a power of attorney, and such Member shall use its best efforts to cause the Company to grant to the Tax Matters Member a power of attorney, to make any U.S. Federal, state or local income tax election as may be required or appropriate to cause the Company to be classified as a “partnership” for U.S. Federal, state or local income tax purposes, or to maintain such classification, and none of the Company nor any Member shall make any election to the contrary.

(d) Such Member shall use its best efforts to cause the Company and each Business Line Entity (if any) not to engage in any activity, practice or conduct that would constitute a violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010 or any other applicable anti-corruption laws. Specifically, such Member shall use its best efforts to cause the Company and each Business Line Entity (if any) not to provide, directly or indirectly, for the provision of any financial or other advantage, or anything of value, to any Person (including any governmental official or employee, political party or official of a political party, candidate for political office or anyone else acting in an official governmental capacity) to induce, secure or reward the improper performance of a duty or obligation to which such Person is subject, in violation of applicable law.

(e) Such Member shall comply with Anti-Corruption Policy of the Company in effect from time to time.

(f) Such Member shall comply with the regulatory compliance policies of the Company in effect from time to time.

(g) In the case of TL, such Member shall (i) use commercially reasonable efforts not to derive, in any fiscal year, more than ten percent (10%) and (ii) in no event derive, in any fiscal year, more than fifteen percent (15%)), in each case, in the aggregate of its assets or operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country, in connection with activities performed outside of the scope of the Agreement, unless otherwise authorized by OFAC Sanctions or by a license issued by OFAC, provided that such activities are in full compliance with OFAC sanctions, as applicable to such Member.

(h) Such Member shall conduct its business in a manner that would not violate the laws of the United States or any other applicable jurisdiction.

ARTICLE V

ACCOUNTING AND RECORDS

SECTION 5.1 Records. Each Member shall use its best efforts to cause the Company and each Business Line Entity (if any) to maintain (or cause to be maintained on its behalf) the following records:

(a) Books and records of the Company concerning all Capital Contributions of each Member and distributions to each Member, which books and records shall be definitive and controlling. Each Member may record in its internal books and records the date and amount of each Capital Contribution and the amount of each distribution in respect of its Shares; provided however that any such record shall not be controlling or binding on the Company or the other Members and conversely any failure to make any recordation on such books and records or any error in such internal books and records shall not adversely affect each Member’s rights under or in connection with the Agreement or its Shares or otherwise.

(b) A current list of the full name and last known business address of each Member, including the number and class of shares held by each Member and the dates when they became owners thereof.

(c) Copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company and all amendments thereto that have been executed. Copies of the Memorandum of Association and Bye-Laws of the Company as in effect on the date hereof are attached as Schedules 1 and 2, respectively to this Members Agreement.

(d) Copies of all income tax returns and reports prepared and filed by the Company within the past seven years.

(e) Complete and accurate financial books and records with respect to the business of the Company.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 Term of Agreement. The term of the Agreement shall extend until terminated by operation of law or by mutual agreement of each of the Company and the Members in their respective sole discretion. In the event of the termination of the Agreement, all of the representations and warranties of the parties, all provisions which by their express terms do not terminate, and any and all claims, actions or causes of action in existence prior to or as of the date of termination, each shall survive and not terminate.

SECTION 6.2 Right to Terminate. In the event that any Member breaches its obligations in Section 4.2(d), (e) or (f), then the non-breaching Member has the right to terminate the Agreement with immediate effect upon written notice to the other Member without penalty.

SECTION 6.3 Express Consent of Members. Notwithstanding any contrary provision of this Members Agreement, the execution and delivery of the Agreement by each Member to the other parties hereto hereby constitutes the express agreement and consent of such Member to be bound to contribute to the capital of or otherwise pay money to the Company, whether under the terms of the Agreement or under the Bye-Laws of the Company.

SECTION 6.4 Memorandum of Association and Bye-Laws. The parties agree that the Company’s Memorandum of Association and Bye-Laws shall not be amended in any manner which is inconsistent with the terms of the Agreement. To the extent that any provision of the Agreement shall conflict with any provision of the Company’s Memorandum of Association or Bye- Laws, the parties agree that the provisions of the Memorandum of Association or Bye-Laws shall control and shall amend the conflicting provision in the Agreement.

SECTION 6.5 Amendments. The parties hereto shall not amend or otherwise modify any provision of this Members Agreement, or grant any waiver or consent thereunder, unless such amendment, modification, waiver or consent is in writing and signed by each of the parties hereto.

SECTION 6.6 Recapitalizations. In the event that from time to time, there is a recapitalization or other reorganization or adjustment or substitution with respect to the Shares, then in such event any and all new, substituted or additional securities to which any Member is entitled by reason of its ownership of the Shares shall be immediately subject to the provisions of the Agreement and be included in the meaning of the term “Shares” for all purposes of the Agreement, with the same force and effect as the initial Shares subject to the Agreement.

SECTION 6.7 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto (including any extension of time required for performance) shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under the Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided in the Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.8 Entire Agreement. The Agreement, including any exhibits, appendices and schedules attached to the applicable Supplement or this Members Agreement, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior or other contemporaneous agreements or statements and other writings with respect thereto. The Agreement shall be read and construed as one with the Bye-Laws, the provisions of which are hereby incorporated into the Agreement.

SECTION 6.9 Notices. All notices and other communications under the Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight courier or mailed by certified or registered U.S. mail, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party, in each case at the address and facsimile number for that party set forth (a) on the signature page to the Agreement or (b) to another address or facsimile number as that party may designate in writing for such purposes. Notice shall be effective upon receipt for all methods of notice other than the U.S. mail, and five (5) calendar days after the sending of notice by registered or certified U.S. mail hereunder.

SECTION 6.10 Successors and Assigns; No Third-Party Beneficiaries. Subject to any restrictions on transfers of Members’ interests in the Company or the Agreement, the Agreement shall be binding upon, and inure to the benefit of, each Member and each of its successors and permitted assigns. Nothing expressed herein is intended or shall be construed to give any Person (other than the parties hereto or their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of the Agreement.

SECTION 6.11 Severability of Provisions. Any covenant, provision, agreement or term of the Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Agreement. In such event the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

SECTION 6.12 Counterparts. The Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

SECTION 6.13 Governing Law. The Agreement and all matters arising or relating to the Agreement shall be construed and governed in accordance with the laws of Bermuda, without regard to conflict of laws principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of Bermuda.

SECTION 6.14 Jurisdiction and Venue. Any legal suit, action or other Proceeding against any party arising out of or relating to the Agreement, or any transaction contemplated hereby, may be instituted in any court in Bermuda and each party hereby waives any objection which such party may now or hereafter have to the laying of such venue for any such suit, action or Proceeding, and, solely for the purposes of enforcing the Agreement and resolving such disputes and controversies, each party hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or Proceeding.

SECTION 6.15 No Bankruptcy Proceeding or Action. Without limiting any separate restrictions or covenants under any credit arrangements and related loan documents entered into by the Company, and in addition thereto, each of the Members covenants and agrees that it will not at any time, until one (1) year and one (1) day after all of the aggregate outstanding obligations under each and every such credit arrangement and related loan document (and as such obligations shall be defined therein) shall have been paid in full, institute against the Company or join any other Person in instituting against the Company any Bankruptcy Proceeding or Action. The foregoing shall not limit the right of any Member to file creditor claims in any such Bankruptcy Proceeding or Action if such Bankruptcy Proceeding or Action is instituted by any third party without the participation or involvement of such Member. This provision shall survive the termination of the Agreement.

SECTION 6.16 Nature of the Agreement. No Member nor the Company shall have any authority to bind any other Member or the Company, as the case may be, in any manner except for any authority of the Company to bind any or all of the Members as expressly provided for hereunder, and in the Bye-Laws. The obligations of the Members are several and no Member is responsible for any of the obligations of any other Member.

SECTION 6.17 Reimbursements. Each Member shall use its best efforts to cause the Company to reimburse each Member from the first available funds of the Company for all legal fees and costs incurred by such Member in connection with the drafting, negotiation, execution and delivery of the Agreement, the Bye-Laws, the Memorandum of Association and related agreements and documents.

SECTION 6.18 Interpretation. All titles and headings are used herein for convenience only and shall not be given any legal effect or used in interpreting or construing any of the terms of the Agreement. Unless otherwise indicated, all section references in this Members Agreement shall be to sections of this Members Agreement and all section references in any Supplement shall be to sections of such Supplement. Whenever in the Agreement the context requires, references to the singular shall be deemed to include the plural and the plural the singular and the masculine shall be deemed to include the feminine and the neuter and the feminine the masculine and the neuter and the neuter the masculine and the feminine. All computations hereunder shall be in Dollars. The language of the Agreement has been approved by the respective legal counsels for each of the parties. The language of the Agreement shall be construed as a whole according to its fair meaning, and no provisions of this Members Agreement or any Supplement or any exhibit or document related thereto shall be construed or interpreted for or against any party for any purpose because such party or its legal counsel drafted such provision or document.

SECTION 6.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THE AGREEMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF THE AGREEMENT.

SECTION 6.20 Further Assurances. Each party hereto agrees to execute and deliver to the other parties such other documentation and to take or cause to be taken such other actions, as the other party may reasonably request for the purpose of carrying out the intent of the Agreement and the transactions contemplated by the Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Members Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

TEXTAINER LIMITED
By Continental Management Limited, its Assistant Secretary

Date Signed: August 5, 2011	By	/S/ PHILIP K. BREWER
Name:
Title:

Address:	c/o Century House 16 Par-la-Ville Road Hamilton HM HX, Bermuda
Attention:	Chief Financial Officer
Telephone:	(441) 292-2487
Facsimile:	(441) 295-4164

with copy to:	Textainer Equipment Management (U.S.) Limited 650 California Street, 16th floor San Francisco, CA 94108 U.S.A.
Attention:	Chief Financial Officer
Telephone:	(415) 434-0551
Facsimile:	(415) 434-0599

[Additional signatures to follow]

S-2-1

WELLS FARGO CONTAINER CORP. LTD.

Date Signed: August 5, 2011	By:	/S/ JESSICA GRAY
Name:
Title:

Address:	Canon’s Court, 22 Victoria Street Hamilton HM12 Bermuda

Attention:
Facsimile:

SUPPLEMENT NUMBER 1

TW CONTAINER LEASING, LTD.

CONTAINER EQUIPMENT FINANCING BUSINESS

THIS SUPPLEMENT NUMBER 1 (this “Supplement”) TO THE MEMBERS AGREEMENT, dated as of August 5, 2011, is made by and between Wells Fargo Container Corp. Ltd., an exempted company with limited liability incorporated under the laws of Bermuda (together with its successors and permitted assigns, “WFCC”), and Textainer Limited, an exempted company with limited liability incorporated under the laws of Bermuda (together with its successors and permitted assigns, “TL”).

INTRODUCTORY STATEMENT

WFCC and TL have entered into that certain Members Agreement, dated as of the date hereof (the “Members Agreement”), which sets forth the general terms and conditions relating to the relationship of the Members with respect to their investment in TW Container Leasing, Ltd., an exempted company with limited liability incorporated under the laws of Bermuda (together with its successors and permitted assigns, the “Company”), and restrictions on transfer of shares in the Company;

WFCC and TL have agreed to cause the Company to engage in a Line of Business consisting of the acquisition, ownership, management, leasing, financing and disposition of Owner Containers. WFCC and TL expect that each lessee under a finance lease will perform its obligations under such finance lease in accordance with the terms thereof, and that no Line of Business will include the purchase of defaulted leases. In connection therewith, WFCC and TL wish to enter into this Supplement to set forth additional terms and conditions relating to the making of additional Capital Contributions to the Company for use in the Line of Business applicable to this Supplement, and other items as are set forth herein. To the extent there is any conflict between the terms and provisions of the Members Agreement and the terms and provisions of this Supplement, the terms and provisions of this Supplement shall apply and any conflicting terms and provisions of the Members Agreement shall not be applicable with respect to the subject matter of this Supplement.

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. For purposes of this Supplement (and, by virtue thereof, the Agreement), capitalized terms used in this Supplement without being defined in this Supplement shall have the meanings set forth in (i) the Members Agreement and (ii) if not defined in the Members Agreement, in the Bye-Laws or, if applicable, the Credit Agreement referred to below. In addition, the following terms shall have the following meanings:

“Acquisition Date”. With respect to any Finance Lease, (i) the Funding Date with respect to such Finance Lease or (ii) if there is no such Funding Date because such Finance Lease is subject to an Origination Lease Default Condition, the date on which the Owner Containers that would have been subject to such Finance Lease are delivered by the applicable manufacturer or vendor thereof to the applicable Lessee.

“Additional Contribution Amount”. This term shall have the meaning set forth in Section 2.1(a).

“Aggregate Original Equipment Cost”. As of any date of determination, an amount equal to the sum of the Original Equipment Cost of all Owner Containers then owned by the Company, including all Owner Containers then subject to a Finance Lease.

Supplement 1-1

“Approved Finance Lease Form”. A form of Lease that shall have been approved for the leasing of Owner Containers by, or on behalf of, the Company.

“Commitment” shall mean for each Member with respect to the operations of the Line of Business applicable to this Supplement, the amount set forth opposite the name of such Member in Schedule 4 to this Supplement. The amount of the Commitment shall be determined without regard to any distributions made by the Company to such Member.

“Commitment Expiration Date” September 1, 2021.

“Credit Agreement”. The Credit Agreement, dated as of August 5, 2011, among the Company, the lenders party thereto and Wells Fargo Securities, LLC, a Delaware limited liability company, as administrative agent for such lenders, as amended, restated, supplemented or otherwise modified, refinanced, renewed or replaced from time to time in accordance with the terms thereof.

“Equipment Parameters”. With respect to an Owner Container to be acquired by the Company, all of the criteria set forth on Schedule 1 to this Supplement.

“Expected Margin”. For each Finance Lease of one or more Owner Containers to be originated by, or on behalf of the Company, an amount, determined by the Manager on or about the applicable Acquisition Date, equal to the excess of (i) the Gross Yield for such Finance Lease over (ii) an amount equal to the greater of (A) the fixed rate of interest per annum payable by the Company on the Interest Rate Hedging Agreement entered into by the Company in connection with such Finance Lease and (B) the applicable swap rate then used for purposes of calculating the return of the Members of the Company on such Finance Lease.

“Gross Yield”. For any Finance Lease of one or more Owner Containers to be originated by, or on behalf of the Company, the interest rate per annum used by the Manager in calculating the amount of the rent to be paid by the Lessee pursuant to the terms of such Finance Lease.

“Origination Lease Default Condition”. With respect to any Finance Lease, such Finance Lease has become a Defaulted Finance Lease between the date on which such Finance Lease is entered into and the date that would otherwise have been the Funding Date with respect to such Finance Lease.

“Sharing Ratio” This term shall mean, as of any date of determination with respect to the interest of each Member in the Company, the ratio of (i) the number of issued and outstanding shares in the Company owned by such Member, to (ii) the total number of issued and outstanding shares of the Company.

“Total Contribution Amount”. This term shall have the meaning set forth in Section 2.1(a).

ARTICLE II

ADDITIONAL CAPITAL CONTRIBUTIONS

SECTION 2.1 Capital Contributions for Purchase of Owner Containers.

(a) Subject to Sections 2.1(b) and 2.3, each of WFCC and TL commits, on a several basis, to fund on each Acquisition Date, additional Capital Contributions to the Company, in order to finance the Company’s origination of Finance Leases of Owner Containers, in an amount equal to the product of:

(i) such Member’s Sharing Ratio, and

(ii) an amount equal to the sum of (A) the sum of the Original Equipment Cost of such Owner Containers, plus (B) all fees payable with respect to the acquisition of such Owner Containers under the Management Agreement less (C) the principal amount of any Loan incurred or to be incurred by the Company in order to fund such Finance Leases (the amount set forth in this clause (ii) being referred to as the “Total Contribution Amount” and with the product of clauses (i) and (ii) for each Member being referred to as its “Additional Contribution Amount”);

Supplement 1-2

provided, however, that in no event shall the Additional Contribution Amount of any Member, when aggregated with all other Capital Contributions made by such Member (including such Additional Contribution Amount), exceed the Commitment of such Member on such Acquisition Date; and provided further, that each Additional Contribution Amount of each Member shall be in a minimum amount equal to the lesser of (1) One Hundred Fifty Thousand Dollars ($150,000) and (2) the amount of the Commitment of such Member that has not already been funded as a Capital Contribution pursuant to the Agreement.

(b) Notwithstanding the foregoing, no Member shall have the right or obligation to make its Additional Contribution Amount:

(i) If the conditions precedent set forth in Section 2.3 have not been satisfied or waived with respect to such Additional Contribution Amount;

(ii) If the Commitment Expiration Date shall have occurred;

(iii) If any other Member is not required to make its Additional Contribution Amount as a result of the provisos set forth in Section 2.1(a), or fails to contribute all or any portion of its Additional Contribution Amount by such Acquisition Date.

(c) Notwithstanding any contrary provision of the Agreement or the Bye-Laws, in the event that any Member shall fail to contribute all or any portion of its Additional Contribution Amount as and when required hereunder (the “Breaching Member”), then:

(i) Each Member shall use its best efforts to cause the Company’s Board of Directors, subject to the provisions of Section 54 of the Companies Act, to make a distribution to return the Additional Contribution Amount made by such other Members for such Acquisition Date. Subject to the provisions of Section 54 of the Companies Act, the Breaching Member waives any entitlement to receive any pro rata share of any such distribution, and the Members shall have no further right or obligation as Members to fund any Additional Contribution Amounts for such Acquisition Date;

(ii) The other Members shall have no other rights or remedies at law and/or in equity with respect to such failure of the Breaching Member to make the required contribution for such Acquisition Date; and

(iii) The Company also shall have no rights or remedies at law and/or in equity for such failure of the Breaching Member to contribute its Additional Contribution Amount for such Acquisition Date.

SECTION 2.2 Procedures for Contributions of Additional Contribution Amounts.

(a) The Members will cause the Company to cause the Manager to notify each of the Members in writing of each proposed origination of an Eligible Finance Lease (the “Contribution Notice”). Each notice shall refer to the Agreement and specify all of the following: (i) the number and aggregate Original Equipment Cost of, and the acquisition fee payable with respect to, the Owner Containers to be subject to such Eligible Finance Lease; (ii) the Total Contribution Amount for such acquisition, (iii) the amount and details concerning the computation of the Additional Contribution Amount for each Member, (iv) the Acquisition Date for such Eligible Finance Lease and (v) a copy of such Eligible Finance Lease and an estimate of the Gross Yield and Expected Margin on such Finance Lease.

Supplement 1-3

(b) Payment of the Additional Contribution Amount shall be made to the Company by each Member by not later than 5:00 p.m. (Eastern Standard time) on the Acquisition Date.

SECTION 2.3 Conditions to Contributions of Additional Contribution Amounts. No Member shall be required to contribute any Additional Contribution Amount under Section 2.1 of this Supplement on any Acquisition Date unless each of the following conditions shall be satisfied:

(a) The representations and warranties of the Members in Article IV of the Members Agreement and in Article III of this Supplement are true and accurate in all material respects as of such Acquisition Date with the same effect as though made on that date (unless specifically stated to relate to an earlier date);

(b) Each of the Members shall have complied in all material respects with its respective covenants in the Agreement;

(c) No Default, Event of Default or Early Amortization Event is then continuing;

(d) Each of the Owner Containers to be subject to a Finance Lease funded with the proceeds of such Additional Contribution Amount will be subject to an Eligible Finance Lease that has a remaining lease term (without giving effect to any renewal options) of not less than five (5) years;

(e) On such Acquisition Date, after giving effect to the origination of the Finance Lease (and the inclusion as “Owner Containers” of all Containers to be subject thereto) to be funded with such Additional Contribution Amount, the Administrative Agent shall have determined that all of the Equipment Parameters shall be complied with, and the corresponding Loan under the Credit Agreement shall have been funded;

(f) WFCC shall have received the following information with respect to the Lessee under such Finance Lease:

(i) the customer and third-party regulatory information with respect to such Lessee;

(ii) the Credit Underwriting Information set forth on Schedule 1 to this Supplement; and

(iii) any information requested by WFCC in order to complete application of WFCC’s customer and third-party screening procedures and/or the Anti-Corruption Policy in effect from time to time.

(g) WFCC shall have completed its application of WFCC’s customer and third-party screening procedures and the Anti-Corruption Policy with respect to such Lessee and the results of such process shall be satisfactory to WFCC, in its sole and absolute discretion;

(h) The Company shall have entered into an Interest Rate Hedging Agreement with an Eligible Interest Rate Hedge Counterparty with respect to the related Finance Lease. The notional balance of such Interest Rate Hedging Agreement shall initially be equal to the product of (i) eighty five percent (85%) and (ii) the sum the Net Investment Value of such Finance Lease. Such notional balance shall amortize in a manner consistent with the payment profile of the Contract Payments.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 3.1 Representations and Warranties of Each Member. Each Member, on a several basis with respect to itself, warrants and represents (in addition to and without modification of the representations set forth in the Members Agreement), that:

(a) As of the date hereof and as of the date of funding of each Additional Contribution Amount pursuant to Section 2.1 (unless specifically stated to relate to an earlier date), to such Member’s knowledge, no Default, Event of Default or Early Amortization Event exists.

Supplement 1-4

SECTION 3.2 Covenants of the Members. Each Member, on a several basis with respect to itself, covenants (in addition to and without modification of the representations set forth in the Members Agreement) to the other parties hereto that:

(a) Such Member shall use its best efforts to cause the Company’s Board of Directors to apply each Additional Contribution Amount (i) to pay the Original Equipment Cost of, and the fees payable with respect, to the applicable Owner Containers, or (ii) for general purposes of the Company.

(b) Such Member shall use its best efforts to cause the Company, whenever Owner Containers are leased or sold by or on behalf of the Company, to obtain all of the customer and third-party regulatory information with respect to such prospective lessee or purchaser, and any other information necessary to fulfill customer and third party regulatory requirements in the ordinary course of such Member’s business.

ARTICLE IV

TRANSFERS

SECTION 4.1 Restrictions on Transfer. Notwithstanding the provisions of Bye-Law 13, no Member shall Transfer any of its Shares or assign any of its rights or obligations under the Agreement if such Transfer or assignment would be reasonably likely to result in an Early Amortization Event or Event of Default.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 Schedules. Each of the following schedules attached to this Supplement is incorporated herein and shall be deemed a part of this Supplement:

Schedule 1	Equipment Parameters
Schedule 2	Credit Underwriting Information
Schedule 3	Commitments

SECTION 5.2 Reimbursements. Each Member shall use its best efforts to cause the Company to reimburse each Member from the first available funds of the Company for all legal fees and costs incurred by such Member in connection with the drafting, negotiation, execution and delivery of the Agreement and the Loan Documents.

[Signature Pages to Follow]

Supplement 1-5

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

TEXTAINER LIMITED
By Continental Management Limited, its Assistant Secretary

Date Signed: August 5, 2011	By	/S/ PHILIP K. BREWER
Name:
Title:

Address:	c/o Century House 16 Par-la-Ville Road Hamilton HM HX, Bermuda
Attention:	Chief Financial Officer
Telephone:	(441) 292-2487
Facsimile:	(441) 295-4164

with copy to:	Textainer Equipment Management (U.S.) Limited 650 California Street, 16th floor San Francisco, CA 94108 U.S.A.
Attention:	Chief Financial Officer
Telephone:	(415) 434-0551
Facsimile:	(415) 434-0599

[Additional signatures to follow]

[Signature Page to Supplement 1]

WELLS FARGO CONTAINER CORP. LTD.

Date Signed: August 5, 2011	By:	/S/ JESSICA GRAY
Name:
Title:

By:
Name:
Title

Address:	Canon’s Court, 22 Victoria Street Hamilton HM12 Bermuda

Attention:
Facsimile:

* * *

[Signature Page to Supplement 1]